Exhibit 99.1

Cognex Reports Record Revenue, Net Income and Earnings for the Second Quarter of 2014

NATICK, Mass.--(BUSINESS WIRE)--July 28, 2014--Cognex Corporation (NASDAQ: CGNX) today announced record revenue, net income and earnings per share for the second quarter of 2014. Selected financial data for the quarter and six months ended June 29, 2014 is compared to the first quarter of 2014, the second quarter of 2013 and the first six months of 2013 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

	Revenue	Net Income	Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q2-14	$108,802,000	$25,948,000	$0.29
Prior year’s quarter: Q2-13	$86,510,000	$16,820,000	$0.19
Change from Q2-13 to Q2-14	26%	54%	54%
Prior quarter: Q1-14	$90,929,000	$18,506,000	$0.21
Change from Q1-14 to Q2-14	20%	40%	41%
Year-to-Date Comparisons
Six months ended June 29, 2014	$199,731,000	$44,454,000	$0.50
Six months ended June 30, 2013	$167,402,000	$32,403,000	$0.37
Change from first six months of 2013 to first six months of 2014	19%	37%	36%
*Adjusted for the two-for-one stock split effective September 16, 2013.

“What a quarter!” exclaimed Dr. Robert J. Shillman, Chairman of Cognex. “Our record-breaking financial results were above our expectations. We were highly profitable and delivered record earnings per share even with continued investments in engineering and sales to drive future growth.”

“Our second quarter performance was outstanding,” said Robert J. Willett, Chief Executive Officer of Cognex. “The strong upward momentum in our business is driven by past investments we made in our technology and sales team. It’s gratifying to see our hard work deliver these great financial results. Even more exciting is the substantial growth that we expect to report for Q3.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2014

  Revenue increased 26% over Q2 2013 and 20% over Q1 2014. All three markets served by Cognex contributed to this growth. The largest contributor in absolute dollars came from the factory automation market, which set a new quarterly revenue record. A particular highlight was strong performance in Europe following a lackluster year in 2013. Surface inspection also set a new revenue record, helped by the recognition of previously deferred revenue. And, revenue from the semiconductor and electronics capital equipment market increased both year-on-year and sequentially.
  Gross margin was 76% in Q2 2014 compared to 77% in Q1 2014 and 76% in Q2 2013. Gross margin decreased on a sequential basis due to product mix: surface inspection systems represented a higher percentage of revenue in Q2 2014 than in Q1 2014.
  Research, Development & Engineering (RD&E) expenses increased 15% over Q2 2013 and 9% over Q1 2014. The increase, both year-on-year and sequentially, was due to Cognex’s investment in new product development. Stock option expense contributed to the year-on-year increase, and a higher bonus accrual contributed to the sequential increase.
  Selling, General & Administrative (SG&A) expenses increased 16% over Q2 2013 and 11% over Q1 2014. The increase year-on-year was due to several factors, including investments made to grow Cognex’s sales force and legal fees related to the company’s patent lawsuit against Microscan Systems, Inc. (the lawsuit was decided in Cognex’s favor). Other factors that contributed to the increase included incremental support capabilities and higher stock option expense and commissions. The sequential increase was due to the legal fees for the Microscan lawsuit, a higher bonus accrual, higher travel expenses and incremental support capabilities.
  The tax rate was 17% in Q2 2014 compared to 19% in Q1 2014 and Q2 2013. Excluding discrete tax items, the tax rate was 19% in each period (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – June 29, 2014

  Cognex’s financial position as of June 29, 2014, continues to be very strong, with no debt and $468,000,000 in cash and investments. Cognex spent $13,000,000 in the second quarter to repurchase 360,000 shares of its common stock at an average price of $35.33 per share. Cognex repurchased these shares to offset the potential dilution from 2014 employee stock options awards which the company believes are instrumental in its ability to recruit, retain and motivate our high caliber employees. The company intends to continue to repurchase shares of its common stock in the second half of 2014, subject to market conditions and other relevant factors.
  The increases as of June 29, 2014 in accounts receivable, deferred costs (which are included in other assets on the balance sheet in Exhibit 3) and deferred revenue are due to the company’s progress in fulfilling certain purchase orders during Q2 2014 that are expected to be recognized as revenue primarily in Q3 2014.

Financial Outlook for Q3 2014

  Revenue for Q3 2014 is expected to be between $165 million and $170 million, which includes expected revenue in excess of $60 million from a major customer. This range represents an increase of more than 50% over the revenue reported for Q2 2014.
  Gross margin is expected to be in the mid-70% range, slightly lower than in recent quarters.
  Operating expenses are expected to increase by approximately 25% over Q2 2014. Cognex intends to make further investments in growth areas, some of which are not expected to repeat in Q4. Operating expenses for Q4 2014 are expected to be approximately 10% higher than in Q2 2014.
  The effective tax rate is expected to be 19% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process and in its review of operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, July 31, 2014. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1640787.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 975,000 vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, the timing of certain revenue recognition, expected areas of growth, emerging markets, future product mix, research and development activities, investments, stock repurchases, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive or consumer electronics industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013

Revenue	$108,802	$90,929	$86,510	$199,731	$167,402

Cost of revenue (1)	25,790	21,084	21,150	46,874	40,573

Gross margin	83,012	69,845	65,360	152,857	126,829
Percentage of revenue	76%	77%	76%	77%	76%

Research, development, and engineering expenses (1)	13,622	12,502	11,887	26,124	23,208
Percentage of revenue	13%	14%	14%	13%	14%

Selling, general, and administrative expenses (1)	38,668	34,900	33,300	73,568	65,467
Percentage of revenue	36%	38%	38%	37%	39%

Operating income	30,722	22,443	20,173	53,165	38,154
Percentage of revenue	28%	25%	23%	27%	23%

Foreign currency gain (loss)	(96)	(110)	76	(206)	139

Investment and other income	726	514	517	1,240	1,026

Income before income tax expense	31,352	22,847	20,766	54,199	39,319

Income tax expense	5,404	4,341	3,946	9,745	6,916

Net income	$25,948	$18,506	$16,820	$44,454	$32,403
Percentage of revenue	24%	20%	19%	22%	19%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.30	$0.21	$0.19	$0.51	$0.37
Diluted	$0.29	$0.21	$0.19	$0.50	$0.37

Weighted-average common and common-equivalent shares outstanding (2):
Basic	86,782	86,879	87,044	86,830	86,784
Diluted	88,965	89,259	88,714	89,112	88,502

Cash dividends per common share (2)	$-	$-	$-	$-	$-

Cash and investments per common share (2)	$5.39	$5.34	$4.90	$5.39	$4.90

Book value per common share (2)	$7.87	$7.61	$7.07	$7.87	$7.07

(1) Amounts include stock option expense, as follows:
Cost of revenue	$312	$348	$224	$660	$514
Research, development, and engineering	988	1,056	650	2,044	1,463
Selling, general, and administrative	2,656	2,600	1,907	5,256	4,102
Total stock option expense	$3,956	$4,004	$2,781	$7,960	$6,079

(2) Prior year's share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013
Adjustment for stock option expense

Operating income (GAAP)	$30,722	$22,443	$20,173	$53,165	$38,154
Stock option expense	3,956	4,004	2,781	7,960	6,079
Operating income (Non-GAAP)	$34,678	$26,447	$22,954	$61,125	$44,233
Percentage of revenue (Non-GAAP)	32%	29%	27%	31%	26%

Net income (GAAP)	$25,948	$18,506	$16,820	$44,454	$32,403
Stock option expense	3,956	4,004	2,781	7,960	6,079
Tax effect on stock options	(1,266)	(1,306)	(910)	(2,572)	(2,004)
Net income (Non-GAAP)	$28,638	$21,204	$18,691	$49,842	$36,478
Percentage of revenue (Non-GAAP)	26%	23%	22%	25%	22%

Net income per diluted share (GAAP) (1)	$0.29	$0.21	$0.19	$0.50	$0.37
Stock option expense per diluted share	0.04	0.04	0.03	0.09	0.07
Tax effect on stock options	(0.01)	(0.01)	(0.01)	(0.03)	(0.03)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.32	$0.24	$0.21	$0.56	$0.40

(1)	Prior year's per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$31,352	$22,847	$20,766	$54,199	$39,319

Income tax expense (GAAP)	$5,404	$4,341	$3,946	$9,745	$6,916
Effective tax rate (GAAP)	17%	19%	19%	18%	18%

Tax adjustments:
Discrete tax events	(553)	-	-	(553)	(555)
	(553)	-	-	(553)	(555)

Income tax expense excluding tax adjustments (Non-GAAP)	$5,957	$4,341	$3,946	$10,298	$7,471
Effective tax rate (Non-GAAP)	19%	19%	19%	19%	19%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	June 29,	December 31,
	2014	2013

Assets

Cash and investments	$467,574	$455,121

Accounts receivable	69,780	53,015

Inventories	30,737	25,694

Property, plant, and equipment	38,321	37,136

Goodwill and intangible assets	94,581	96,412

Other assets	59,463	42,321

Total assets	$760,456	$709,699

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$48,250	$43,818

Income taxes	4,372	6,028

Deferred revenue and customer deposits	25,327	15,941

Shareholders' equity	682,507	643,912

Total liabilities and shareholders' equity	$760,456	$709,699

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Six-months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013

Revenue	$108,802	$90,929	$86,510	$199,731	$167,402

Revenue by division:
Modular Vision Systems Division	85%	90%	86%	87%	86%
Surface Inspection Systems Division	15%	10%	14%	13%	14%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	36%	42%	35%	39%	35%
Europe	31%	33%	31%	32%	31%
Asia	22%	15%	21%	18%	22%
Japan	11%	10%	13%	11%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	77%	83%	78%	80%	78%
Web and surface inspection	15%	10%	14%	13%	14%
Semiconductor and electronics capital equipment	8%	7%	8%	7%	8%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com